EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee

Consumer Portfolio Services, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-58199) of Consumer Portfolio Services, Inc. of our report dated June 28, 2013, with respect to the statements of net assets available for benefits of Consumer Portfolio Services, Inc. 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.

/s/ HASKELL & WHITE LLP

Irvine, California

June 28, 2013